Exhibit 99.1

July 25, 2018

A. O. Smith reports double-digit sales and earnings growth in second quarter

Milwaukee, Wis.—Global water technology company A. O. Smith Corporation (NYSE:AOS) today announced a 24 percent increase in net earnings on record second quarter sales.

Net earnings for the quarter ended on June 30 were $114.5 million or $.66 per share compared with second quarter 2017 net earnings of $92.4 million or $.53 per share. Second quarter sales of $833.3 million were 13 percent higher than sales of $738.2 million during the same period last year.

“Our North American business performed solidly in the second quarter with sales of residential and commercial water heaters and boilers all increasing,” Chairman and Chief Executive Officer Ajita G. Rajendra commented. “Our operations are doing an excellent job of managing through a volatile materials pricing environment.”

“The team is preparing for next month’s launch of A. O. Smith-branded water treatment products at all Lowe’s U.S. locations,” Rajendra continued. “We are excited about the prospects for this business. We believe we offer innovative products and a simplified decision process to customers interested in the quality and safety of their home’s water.”

North America segment

Second quarter sales for the North America segment increased more than 13 percent to $534.2 million compared with second quarter 2017 sales of $470.7 million. Increased volumes of boilers and water heaters, and pricing actions in response to increased steel prices contributed to the sales increase. Sales of water treatment products in North America added an incremental $7 million to sales compared with the same period last year.

Segment earnings of $124.9 million were more than 14 percent higher than 2017 second quarter earnings of $109.2 million. The favorable impact to earnings from higher volumes of boilers and water heaters, along with the pricing actions, were partially offset by higher steel and other input costs. Segment margin of 23.4 percent was slightly higher than the 2017 second quarter segment margin.

Rest of World segment

Second quarter sales for the Rest of World segment increased 13 percent to $308.1 million compared with sales of $272.8 million in the 2017 second quarter. Sales in China increased 12 percent in the second quarter, including a currency translation benefit of approximately $19 million. China sales grew four percent in local currency. Higher sales of gas tankless water heaters and water treatment products, as well as pricing actions effective in mid-2017, were partially offset by lower sales of air purification products and e-commerce sales compared with the prior year.

Segment earnings of $34.7 million were nearly seven percent higher than the $32.5 million earned during the second quarter of 2017. Higher sales in China, including improved pricing, were offset by increased engineering and advertising costs. In addition, higher depreciation and utility costs and inefficiencies associated with the new water treatment plant opening in China negatively impacted earnings. Segment margin of 11.3 percent was lower than second quarter 2017 margin of 11.9 percent due to these factors. Currency translation added approximately $2 million to segment earnings compared with rates in the second quarter of 2017.

As previously projected, the company experienced four percent local currency sales growth in China in the first half of 2018, which was negatively impacted by lower e-commerce sales partially due to a pre-buy late in 2017 and lower air purifier sales. In the second half of 2018, the company expects local currency sales in China to grow at a slightly higher rate than the first half, or approximately six percent compared with last year. Sales are expected to be negatively impacted in the second half of the year by high channel inventory levels believed to be the result of a significant decline in the China housing market. For the year, the company projects more than eight percent growth in China and five percent growth in local currency. The company remains confident in the underlying fundamentals of its China business, including its well-known premium consumer brand and reputation for innovative, reliable products.

Share repurchase and other items

During the first half of 2018, the company repurchased approximately 1.1 million shares of stock at a cost of $69.7 million. At its July meeting, the company’s Board of Directors approved the repurchase of an additional 2.5 million shares of stock. The new authority is in addition to the authority to repurchase approximately 1.3 million shares that remained at the end of June.

Cash provided by operations was $173.2 million in the first half of 2018 compared with $73.2 million during the same period in 2017. Higher earnings and lower investment in working capital contributed to the increased cash flow. At the end of June, the company had cash and marketable securities balances totaling $658.4 million located offshore and debt totaling $248.1 million. The company’s leverage at the end of the second quarter, as measured by the ratio of total debt to total capital, was 12.5 percent. During the first half of 2018, the company repatriated approximately $240 million in cash from outside the U.S., which was used to pay down floating rate debt and improve the flexibility of its balance sheet.

The company’s effective income tax rate in the second quarter of 2018 was 21.6 percent, lower than the 27.8 percent rate during the 2017 second quarter. The lower rate was due to lower federal income taxes resulting from the U.S. Tax Cut and Jobs Act (U.S. Tax Reform). The lower effective income tax rate benefitted second quarter 2018 earnings per share by $0.05 compared with 2017 rates.

Outlook for 2018

“We believe our North America business will remain strong, bolstered by continued demand in all parts of the business,” Rajendra said.

“We now forecast total company sales growth between 9.5 and 10 percent in 2018. The impact of a weaker Chinese currency compared to our April forecast reduced our guidance for full year sales by $22 million.”

“We increased our adjusted 2018 earnings guidance to a range of $2.59 and $2.63 per share. The midpoint of our adjusted 2018 earnings guidance represents a 20 percent increase over 2017 adjusted earnings per share, and we project our second half earnings to be better than the first half,” Rajendra concluded.

A. O. Smith will broadcast a live conference call at 10:00 a.m. (Eastern Daylight Time) today. The call can be heard on the company’s web site, www.aosmith.com, and an audio replay of the call will be available on the web site following the live event.

Forward-looking statements

This release contains statements that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “guidance” or words of similar meaning. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following: a slowdown in the growth rate of the Chinese economy or our key markets and/or a decline in the growth rate of consumer spending or housing sales in China; potential weakening in the high efficiency boiler segment in the U.S.; significant volatility in raw material prices; inability of the company to implement or maintain pricing actions; potential weakening in U.S. residential or commercial construction or instability in the company’s replacement markets; foreign currency fluctuations; the company’s inability to successfully integrate or achieve its strategic objectives resulting from acquisitions; competitive pressures on the company’s businesses; negative impact to the company’s businesses from international tariffs and trade disputes; the impact of potential information technology or data security breaches; changes in government regulations or regulatory requirements; the impact of U.S. Tax Reform and projections for effective tax rates and one-time expenses under the new law and adverse developments in general economic, political and business conditions in key regions of the world. Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is a global leader applying innovative technology and energy-efficient solutions to products manufactured and marketed worldwide. Listed on the NYSE, the company is one of the world’s leading manufacturers of residential and commercial water heating equipment, as well as a manufacturer of water treatment and air purification products. For more information visit www.aosmith.com.

A. O. SMITH CORPORATION

Statement of Earnings

(condensed consolidated financial statements -

dollars in millions, except share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Net sales	$833.3	$738.2	$1,621.3	$1,478.2
Cost of products sold	492.3	434.0	958.8	873.1

Gross profit	341.0	304.2	662.5	605.1
Selling, general and administrative expenses	197.2	178.3	390.1	361.5
Restructuring and impairment expenses	—	—	6.7	—
Interest expense	2.3	2.5	4.6	4.7
Other income	(4.6)	(4.6)	(10.4)	(9.5)

Earnings before provision for income taxes	146.1	128.0	271.5	248.4
Provision for income taxes	31.6	35.6	58.2	68.3

Net earnings	$114.5	$92.4	$213.3	$180.1

Diluted earnings per share of common stock	$0.66	$0.53	$1.23	$1.03

Average common shares outstanding (000’s omitted)	172,730	174,889	173,039	175,154

A. O. SMITH CORPORATION

Balance Sheet

(dollars in millions)

	(unaudited)
	June 30,	December 31,
	2018	2017
ASSETS:
Cash and cash equivalents	$260.0	$346.6
Marketable securities	398.4	473.4
Receivables	644.0	592.7
Inventories	289.0	297.0
Other current assets	61.9	57.2

Total Current Assets	1,653.3	1,766.9
Net property, plant and equipment	532.8	528.9
Goodwill and other intangibles	815.5	825.4
Other assets	83.7	76.2

Total Assets	$3,085.3	$3,197.4

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Trade payables	$532.8	$535.0
Accrued payroll and benefits	71.9	90.8
Accrued liabilities	116.3	116.0
Product warranties	45.0	44.5
Debt due within one year	2.7	7.5

Total Current Liabilities	768.7	793.8
Long-term debt	245.4	402.9
Pension liabilities	34.3	48.1
Other liabilities	306.6	307.7
Stockholders’ equity	1,730.3	1,644.9

Total Liabilities and Stockholders’ Equity	$3,085.3	$3,197.4

A. O. SMITH CORPORATION

Statement of Cash Flows

(dollars in millions)

(unaudited)

	Six Months Ended
	June 30,
	2018	2017
Operating Activities
Net earnings	$213.3	$180.1
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation & amortization	35.4	34.3
Stock based compensation expense	7.9	7.2
Net changes in operating assets and liabilities:
Current assets and liabilities	(62.6)	(149.9)
Noncurrent assets and liabilities	(20.8)	1.5

Cash Provided by Operating Activities	173.2	73.2
Investing Activities
Capital expenditures	(39.5)	(36.3)
Investment in marketable securities	(248.5)	(284.4)
Net proceeds from sale of marketable securities	322.1	284.5

Cash Provided by (Used in) Investing Activities	34.1	(36.2)
Financing Activities
Long-term debt (repaid) incurred	(162.3)	51.3
Common stock repurchases	(69.7)	(66.2)
Net (payments) proceeds from stock option activity	(0.1)	2.7
Dividends paid	(61.8)	(48.6)

Cash Used In Financing Activities	(293.9)	(60.8)

Net decrease in cash and cash equivalents	(86.6)	(23.8)
Cash and cash equivalents—beginning of period	346.6	330.4

Cash and Cash Equivalents—End of Period	$260.0	$306.6

A. O. SMITH CORPORATION

Business Segments

(dollars in millions)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net sales
North America	$534.2	$470.7	$1,035.9	$958.0
Rest of World	308.1	272.8	601.9	532.3
Inter-segment	(9.0)	(5.3)	(16.5)	(12.1)

	$833.3	$738.2	$1,621.3	$1,478.2

Earnings
North America (1)	$124.9	$109.2	$230.9	$213.4
Rest of World	34.7	32.5	70.7	65.0
Inter-segment	—	(0.1)	—	(0.2)

	159.6	141.6	301.6	278.2
Corporate expense	(11.2)	(11.1)	(25.5)	(25.1)
Interest expense	(2.3)	(2.5)	(4.6)	(4.7)

Earnings before income taxes	146.1	128.0	271.5	248.4
Tax provision	31.6	35.6	58.2	68.3

Net earnings	$114.5	$92.4	$213.3	$180.1

(1) includes restructuring and impairment expenses of:	$—	$—	$6.7	$—

A. O. SMITH CORPORATION

Adjusted Earnings and Adjusted EPS

(dollars in millions, except per share data)

(unaudited)

The following is a reconciliation of net earnings and diluted EPS to adjusted earnings (non-GAAP) and adjusted EPS (non-GAAP):

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net Earnings (GAAP)	$114.5	$92.4	$213.3	$180.1
Restructuring and impairment expenses, before tax	—	—	6.7	—
Tax effect of restructuring and impairment expenses	—	—	(1.7)	—

Adjusted Earnings	$114.5	$92.4	$218.3	$180.1

Diluted EPS (GAAP)	$0.66	$0.53	$1.23	$1.03
Restructuring and impairment expenses per diluted share, before tax	—	—	0.04	—
Tax effect of restructuring and impairment expenses per diluted share	—	—	(0.01)	—

Adjusted EPS	$0.66	$0.53	$1.26	$1.03

A. O. SMITH CORPORATION

Adjusted Segment Earnings

(dollars in millions)

(unaudited)

The following is a reconciliation of reported segment earnings to adjusted segment earnings (non-GAAP):

	Three Months Ended June 30,		Six Months Ended, June 30,
	2018	2017	2018	2017
Segment Earnings (GAAP)
North America	$124.9	$109.2	$230.9	$213.4
Rest of World	34.7	32.5	70.7	65.0
Inter-segment earnings elimination	—	(0.1)	—	(0.2)

Total Segment Earnings (GAAP)	$159.6	$141.6	$301.6	$278.2

Adjustments:
North America restructuring and impairment expenses	$—	$—	$6.7	$—
Rest of World	—	—	—	—
Inter-segment earnings elimination	—	—	—	—

Total Adjustments	$—	$—	$6.7	$—

Adjusted Segment Earnings
North America	$124.9	$109.2	$237.6	$213.4
Rest of World	34.7	32.5	70.7	65.0
Inter-segment earnings elimination	—	(0.1)	—	(0.2)

Total Adjusted Segment Earnings	$159.6	$141.6	$308.3	$278.2

A. O. SMITH CORPORATION

Adjusted 2018 EPS Guidance and Adjusted 2017 EPS

(unaudited)

The following is a reconciliation of diluted EPS to adjusted EPS (non-GAAP) (all items are net of tax):

	2018 Guidance	2017
Diluted EPS (GAAP)	$2.56 - 2.60	$1.70
Restructuring and impairment expenses per diluted share	0.03	—
U.S. Tax Reform income tax expense per diluted share	—	0.47

Adjusted EPS	$2.59 - 2.63	$2.17